Exhibit 99.1

Marlin Midstream Partners, LP and Azure Midstream Energy, LLC Receives Necessary Approvals From Term Loan and Credit Facility Lenders
HOUSTON, Feb. 5, 2015 (GLOBE NEWSWIRE) -- Marlin Midstream Partners, LP (Nasdaq:FISH), a Delaware limited partnership ("Marlin" or "the Partnership"), announced today that Azure Midstream Energy, LLC ("Azure") has received the approval for the transactions previously announced by the Partnership on January 15, 2015, from Azure's lenders.
W. Keith Maxwell III, Chairman and CEO of Marlin commented, "We are all very excited to hear that Azure received the necessary approvals from its term loan and credit facility lenders. Both Marlin and Azure continue to be excited about the previously announced transactions that will establish Marlin as a top-tier growth oriented midstream company."
Mandy Bush, Chief Financial Officer of Marlin commented, "We are pleased that we are one step closer to a closing of the transaction. With the approval of the Azure lenders, our full focus can now shift to the syndication of the new credit facility."
The transaction between Marlin Midstream and Azure Midstream is subject to customary closing conditions, lender approvals, and obtaining necessary financing.
About Marlin
Marlin is a fee-based, growth oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. Marlin currently provides natural gas gathering, transportation, treating and processing services, NGL transportation services and crude oil transloading services. Headquartered in Houston, Texas, Marlin's assets include two related natural gas processing facilities located in Panola County, Texas, a natural gas processing facility located in Tyler County, Texas, two natural gas gathering systems connected to its Panola County processing facilities, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines and three crude oil transloading facilities containing six crude oil transloaders.
www.marlinmidstream.com
Forward-Looking Statements
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Marlin expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations. Such risk factors are included in Marlin’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Marlin undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.